Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants of Zonzia Media, Inc., we hereby consent to the incorporation by reference in the Form S-1 of Zonzia Media, Inc., our report dated April 12, 2016, with respect to the balance sheet of Zonzia Media, Inc. as of December 31, 2015, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2015, and the related notes to the consolidated financial statements.

WSRP, LLC

Salt Lake City, Utah

April 20, 2016

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